UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 26, 2004

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On October 25, 2004, Potlatch Corporation issued the following press release:

“SPOKANE, Wash.—Directors of Potlatch Corporation (NYSE:PCH) today announced that as a result of the successful tender offer for the company’s $250 million in senior subordinated notes, the Board has authorized the return of $150 million to shareholders, to be equally divided between a special cash dividend per common share and an accelerated stock repurchase program through a financial counterparty.

The Board has authorized a $2.50 per share special cash dividend, payable on Monday, November 29, 2004, to stockholders of record as of the close of business on Wednesday, November 10, 2004. Based on the current 29.7 million shares outstanding, the dividend payout is expected to total approximately $75 million. The Board has also authorized a repurchase of $75 million in common stock to be implemented through an accelerated stock buyback agreement with a financial counterparty. The Board authorization supercedes a previous authorization to repurchase up to 2 million shares announced in December 1999, under which authorization 910,900 shares were repurchased.

“The tender offer, which officially closes on November 4, has been very successful as we have accepted tenders of Notes in an aggregate principal amount of almost $245 million, consistent with our Board’s priority of reducing debt,” noted Penn Siegel, Potlatch Chairman and Chief Executive Officer. “As a result, the Board is now following through with its plan to pass along to shareholders some of the remaining cash resulting from the sale of our oriented strand board plants and related assets.”

Potlatch is a diversified forest products company with timberlands in Arkansas, Idaho and Minnesota.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2004

POTLATCH CORPORATION

By:	/s/ Malcolm A. Ryerse
Malcolm A. Ryerse
Corporate Secretary